Exhibit 3.1

D PC	The Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation:	GTC Biotherapeutics

(2)	Registered office address:	175 Crossing Boulevard, Framingham, MA 01702
(number, street, city or town, state, zip code)

(3)	Date adopted:	May 6, 2009
(month, day, year)

(4)	Approved by:

(check appropriate box)

☑	the directors without shareholder approval and shareholder approval was not required;

OR

☐	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

GTC Biotherapeutics, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

To develop, produce and market proteins of therapeutic and diagnostic value through the use of transgenic technology and to engage generally in any lawful business, operations or activity for which corporations may be organized under the Massachusetts Business Corporation Act.

*	Changes to Article VIII must be made by filing a statement of change of supplemental information form.
**	Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value,* if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
See Continuation Sheet 3A

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Continuation Sheet 4A

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Continuation Sheet 6A

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:            Article Third and Article Fourth

See Continuation Sheet 7A

Signed by:	/s/ Geoffrey F. Cox	,
(signature of authorized individual)

☑	Chairman of the board of directors,

☑	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this 6th day of May, 2009.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $             having been paid, said articles are deemed to have been filed with me this                      day of                     , 20    , at              a.m./p.m.

time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Examiner
Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
Name approval

C
TO BE FILLED IN BY CORPORATION
Contact Information:

M

Jason Copeland, Paralegal

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue, Boston, MA 02199

Telephone: 617.239.0462

Email: jcopeland@eapdlaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

CONTINUATION SHEET 3A

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common Stock	210,000,000	$0.01
		Undesignated Preferred Stock	4,910,000	$0.01
		Series C Junior Participating Preferred Stock	75,000	$0.01
		Series D Preferred Stock	15,000	$0.01

*    *    *    *

CONTINUATION SHEET 4A

4.1	Undesignated Preferred Stock

Except to the extent otherwise designated herein, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable laws of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series shall include, but shall not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitation of that series.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4.2	Common Stock

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided herein or by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends from time to time as may be declared by the Board of Directors out of any funds of the Corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

4.3	Issuance

Subject to the provisions of these Restated Articles of Organization and except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

4.4	Designation of Series C Junior Participating Cumulative Preferred Stock

4.4.1. Designation and Amount. The shares of such series shall be designated as “Series C Junior Participating Cumulative Preferred Stock” (the “Series C Preferred Stock”), and the number of shares initially constituting such series shall be seventy-five thousand (75,000).

4.4.2. Dividends and Distributions.

(a) (i) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of shares of common stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. The multiple of cash and non-cash dividends declared on the common stock to which holders of the Series C Preferred Stock are entitled, which shall be 10,000 initially but which shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple.” In the event the Corporation shall at any time after May 31, 2001 (the “Rights Declaration Date”) (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of dividends which holders of shares of Series C Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(ii) Notwithstanding anything else contained in this paragraph (a), the Corporation shall, out of funds legally available for that purpose, declare a dividend or distribution on the Series C Preferred Stock as provided in this paragraph (a) immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(b) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix in accordance with applicable law a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

4.4.3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation. The number of votes which a holder of a share of Series C Preferred Stock is entitled to cast, which shall initially be 10,000 but which may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple.” In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series C Preferred Stock shall be entitled shall be the Vote Multiple immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of common stock and the holders of shares of any other capital stock of this Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Except as otherwise required by applicable law or as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.

4.4.4. Certain Restrictions.

(a) Whenever dividends or distributions payable on the Series C Preferred Stock as provided in Section 4.4.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in subsection 4.4.4(a)(iv) below, redeem, purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (a) of this Section 4.4.4, purchase or otherwise acquire such shares at such time and in such manner.

4.4.5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

4.4.6. Liquidation, Dissolution or Winding Up. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $10,000.00 per share or (2) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of common stock, or (y) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the aggregate amount per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or other transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.4.6.

4.4.7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged, plus accrued and unpaid dividends, if any, payable with respect to the Series C Preferred Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare or pay any dividend on common stock payable in shares of common stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

4.4.8. Redemption. The shares of Series C Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

4.4.9. Ranking. Unless otherwise expressly provided in these Restated Articles of Organization or a Certificate of Vote of Directors Establishing a Class of Stock relating to any other series of preferred stock of the Corporation, the Series C Preferred Stock shall rank junior to every other series of the Corporation’s preferred stock previously or hereafter authorized, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and shall rank senior to the common stock.

4.4.10. Amendment. These Restated Articles of Organization shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely (within the meaning of Section 77 of Chapter 156B of the Massachusetts General Laws) without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series C Preferred Stock, voting separately as a class.

4.4.11. Fractional Shares. Series C Preferred Stock may be issued in whole shares or in any fraction of a share that is one ten-thousandth (1/10,000th) of a share or any integral multiple of such fraction, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Preferred Stock. In lieu of fractional shares, the Corporation may elect to make a cash payment as provided in the Rights Agreement for fractions of a share other than one ten-thousandth (1/10,000th) of a share or any integral multiple thereof.

4.5	Designation of Series D Preferred Stock

4.5.1. Authorized Amount and Designation. Fifteen thousand (15,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock” with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below. Upon the conversion of any shares of Series D Preferred Stock or upon any other reacquisition of such shares by the Corporation, such shares shall be restored to the status of undesignated Preferred Stock. Upon any such conversion or reacquisition, the Board may, without action by the stockholders, authorize the amendment of this Section 4.5.1 either to reduce the number of shares of Preferred Stock designated as Series D Preferred Stock to reflect a partial conversion or reacquisition, or to eliminate this Section 4.5.1 to reflect the conversion or reacquisition of all outstanding shares of Series D Preferred Stock.

4.5.2. Dividends. The holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, dividends out of any funds legally available therefor.

4.5.3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), each holder of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, on the same terms and with the same rights and preferences as the holders of the Common Stock.

4.5.4. Voting.

(a) General Rights. Each holder of outstanding shares of Series D Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4.5.5 below), at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the

Corporation for their action or consideration. Except as provided by law, by the provisions of Subsections 4.5.4(b) and 4.5.4(c) below or by the provisions establishing any other series of Preferred Stock, the holders of Series D Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) Election of Director. Provided that at least 8,000 shares of Series D Preferred Stock have been issued hereunder, the holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series D Director”). The Series D Director shall be a member of the class of directors whose current terms in effect on the Original Issue Date expire at the annual meeting of stockholders of the Corporation to be held in 2009. At any meeting held for the purpose of electing directors of the same class as the Series D Director, the presence in person or by proxy of the holders of at least a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the purpose of electing the Series D Director by holders of the Series D Preferred Stock. A vacancy in any directorship filled by the holders of Series D Preferred Stock shall be filled only by vote or written consent in lieu of a meeting of the holders of at least a majority of the Series D Preferred Stock.

(c) Separate Vote of Series D Preferred Stock. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock consenting or voting (as the case may be) separately as a class:

(i) alter or change the rights, preferences or privileges of the Series D Preferred Stock, whether through merger, sale consolidation or otherwise;

(ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the rights of the Series D Preferred Stock, whether through merger, sale consolidation or otherwise;

(iii) issue any shares of Series D Preferred Stock, other than pursuant to the Stock Purchase Agreement (as defined below); and

(iv) increase the number of authorized shares of Series D Preferred Stock.

4.5.5. Optional Conversion. The holders of the Series D Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into 1,000 fully paid and nonassessable shares of Common Stock (the “Conversion Rate”) (as appropriately adjusted for stock splits, stock dividends, combinations or other recapitalizations affecting the Series D Preferred Stock). The rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series D Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then applicable Conversion Price or, in the case of a mandatory conversion under Section 4.5.6 below, the public offering price for the Common Stock.

(c) Mechanics of Conversion.

(i) In order for a holder of Series D Preferred Stock to convert shares of Series D Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series D Preferred Stock at the office of the transfer agent for the Series D Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series D Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If a holder wishes to convert shares and have them issued in the name of a nominee, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, but in no event later than five (5) business days, issue and deliver to such holder of Series D Preferred Stock or to his or its nominees a certificate or certificates, dated the Conversion Date, for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share and payment of all declared but unpaid dividends, if any, on the shares converted as provided in clause (iv) below.

(ii) The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock.

(iii) Upon any such conversion, no adjustment shall be made for any declared but unpaid dividends on the Series D Preferred Stock surrendered for conversion, which dividends shall be paid in accordance with clause (iv) below.

(iv) All shares of Series D Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, cash in lieu of any fractional share and payment of any declared but unpaid dividends thereon, and all other rights as a recordholder of Common Stock as of the Conversion Date, including, but not limited to, the right to vote such shares of Common Stock as of the Conversion Date. Any shares of Series D Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series D Preferred Stock accordingly.

(v) The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock, provided however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any shares of Common Stock in a name other than the holder of the Series D Preferred Stock.

(d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased. “Original Issue Date” shall mean the date on which shares of Series D Preferred Stock are first issued. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Rate then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series D Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series D Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series D Preferred Stock had been converted into Common Stock on the date of such event.

(f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series D Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series D Preferred Stock.

(g) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(h) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale, lease or license of all or substantially all of the assets of the Corporation to another corporation, each share of Series D Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series D Preferred Stock would have been entitled upon such event.

(i) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.5.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series D Preferred Stock against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4.5.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series D Preferred Stock.

(k) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation splits, subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a stock split, subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale, lease or license of all or substantially all of the assets of the Corporation; or

(iv) of any other Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series D Preferred Stock, and shall cause to be mailed to the holders of the Series D Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A) the record date of such dividend, distribution, stock split, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, stock split, subdivision or combination are to be determined, or

(B) the date on which such reclassification or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable in such transaction.

(1) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of a certificate for Series D Preferred Stock and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation or (z) in the case of mutilation upon surrender and cancellation of such certificate for Series D Preferred Stock, the Corporation shall execute and deliver a new certificate of like tenor and date; provided however, that the Corporation shall not be obligated to reissue such lost or stolen certificate if the holder contemporaneously requests conversion of all or any part of the shares covered thereby.

4.5.6. Mandatory Conversion.

(a) Beginning after June 30, 2012, or if the annual shareholder meeting for 2012 in which directors are elected is held after June 30, 2012, after the date of such meeting, (x) if the right of the original purchaser of the shares of Series D Preferred Stock to nominate the “Purchaser Designee” pursuant to the terms of the Stock Purchase Agreement dated as of September 29, 2006 by and between the Corporation and Laboratoire Francais Du Fractionnement et des Biotechnologies (the “Stock Purchase Agreement”) automatically terminates pursuant to Section 9(c) of the Stock Purchase Agreement; or (y) if the Fair Market Value (as defined below) per share of the Corporation’s Common Stock shall equal or exceed 200% of the original purchase price of the Series D Preferred Stock on an “as converted” basis (as such price may be adjusted from time to time due to any event set forth in Section 4.5.5 above) for five consecutive Trading Days (as defined below), the Corporation shall have the right to require conversion of all of the outstanding shares of Series D Preferred Stock into shares of Common Stock, at the then effective Conversion Rate and the number of authorized shares of Series D Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock so converted. The Corporation shall have sixty (60) Trading Days after the occurrence of the event set forth in clause (y) above to exercise its right to require conversion under this Section 4.5.6.

For the purpose of this Agreement, the “Fair Market Value” of a share of Common Stock on any Trading Day shall be deemed to be:

(i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market, and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock on the composite tape or other comparable reporting system for such Trading Day; and

(ii) if the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the Trading Day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for such Trading Day.

For the purpose of this Agreement, the term “Trading Day” shall mean a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, but is traded on the over-the-counter market, a day on which such over-the-counter market is open for the transaction of business.

(b) If the Corporation determines to exercise the right set forth in Section 4.5.6(a) above, it shall deliver written notice to all holders of record of shares of Series D Preferred Stock. Such notice shall state the effective date (the “Mandatory Conversion Date”) of the mandatory conversion (which Mandatory Conversion Date shall not be earlier than five (5) business days after the date the notice is sent to such holders) and the number of shares being so converted and shall be sent by first class or registered mail, postage prepaid, to each record holder of Series D Preferred Stock at such holder’s address appearing on the stock register. Each holder of shares of Series D Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice. On the Mandatory Conversion Date, all rights with respect to the Series D Preferred Stock so converted will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series D Preferred Stock has been converted, cash in lieu of any fractional share and payment of any declared but unpaid dividends thereon, and all other rights as a recordholder of Common Stock as of the Mandatory Conversion Date, including, but not limited to, the right to vote such shares of Common Stock as of the Mandatory Conversion Date. All certificates evidencing shares of Series D Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series D Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series D Preferred Stock, but in no event later than five (5) business days after the later of the Mandatory Conversion Date and the date of surrender of the certificate or certificates, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates, dated the Mandatory Conversion Date, for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4.5.5(b) above in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

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CONTINUATION SHEET 6A

6.1 Meetings of the stockholders may be held anywhere within the United States.

6.2 No contract or other transaction of this Corporation with any other person, corporation, association, or partnership shall be affected or invalidated by the fact that (i) this Corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this Corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this Corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

6.3 The Corporation may be a partner in any business enterprise which it would have power to conduct itself.

6.4 The By-laws may provide that the directors may make, amend, or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law, these Restated Articles of Organization, or the By-laws requires action by the stockholders.

6.5 A director shall not be liable to the corporation or its stockholders for monetary damages for any beach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

6.6 Classified Board. The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. At such time, the directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring at the next succeeding annual meeting, the initial directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each succeeding annual meeting of stockholders beginning in the first year following the election of such staggered Board of Directors, successors to the class of directors whose term expires at the meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in the size of such class shall hold office for a term that shall coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of these Restated Articles of Organization and certificates of designation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 6.6 unless expressly provided by such terms. Subject to the foregoing, at each annual meeting of stockholder the successors to the class of directors whose terms shall then expire shall be elected to hold office for a term expiring at the annual meeting of the year in which their term expires and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal.

6.7 Stockholder Vote Required for Certain Actions. The Corporation, by vote of a majority of each class of stock outstanding and entitled to vote thereon may (i) authorize any amendment to these Restated Articles of Organization, (ii) authorize the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, including its goodwill and (iii) approve a merger or consolidation of the Corporation with or into any other corporation; so long as such amendment, sale, lease, exchange, merger or consolidation shall have been approved by the Board of Directors.

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CONTINUATION SHEET 7A

These Restated Articles of Organization restate the Corporation’s Restated Articles of Organization as heretofore amended to reflect that:

(i)	the Corporation’s previously authorized and outstanding shares of Series A Convertible Preferred Stock have been redeemed and restored to the status of authorized but unissued shares of Preferred Stock by vote of the directors of the Corporation;

(ii)	the Corporation’s previously authorized and outstanding shares of Series B Convertible Preferred Stock have been converted into shares of Common Stock; and

(iii)	the prior designation of a Series C Junior Participating Cumulative Preferred Stock was not labeled as a section of Article Fourth.

Accordingly, these Restated Articles of Organization (i) delete the provisions of the Corporation’s existing Restated Articles of Organization designating the terms of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which are now unnecessary, (ii) correct the provisions of Article Fourth of the Corporation’s existing Restated Articles of Organization by including the designation of the Series C Junior Participating Cumulative Preferred Stock as Section 4.4 and renumbering the provision designating the Series D Preferred Stock as Section 4.5, and (iii) create a defined term for the “Stock Purchase Agreement” in Section 4.5.6, which is referenced in Section 4.5.4.

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